UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2015

MENDOCINO BREWING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

California

(State or Other Jurisdiction of Incorporation)

0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California	95482
(Address of Principal Executive Offices)	(Zip Code)

(707) 463-2087

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2015, Mendocino Brewing Company, Inc. a California corporation (the “Company”), issued a promissory note (the “Note”) to Catamaran Services, Inc., a Delaware corporation, (“Catamaran”) in the principal amount of $500,000. The Company previously issued three promissory notes to Catamaran on January 22, 2014, April 24, 2014 and February 5, 2015 (the “Prior Notes”). Such Prior Notes are in the principal amount of $500,000 each and on substantially the same terms as the Note. The Prior Notes have been disclosed in the Company’s current reports on Form 8-K filed on January 28, 2014, April 24, 2014 and February 11, 2015, quarterly reports on Form 10-Q filed on May 15, 2014, August 14, 2014, November 14, 2014 and May 15, 2015 and annual reports on Form 10-K filed on March 31, 2014 and March 31, 2015 (all of which are incorporated by reference herein to the extent they refer to such Prior Notes).

Catamaran Holdings, Ltd., the sole shareholder of Catamaran (“Holdings”), has directors in common with Inversiones Mirabel S.A., (“Inversiones”), one of the major shareholders of the Company. The indirect beneficial owner of Inversiones is United Breweries (Holdings) Limited (“UBHL”). UBHL is the Company’s indirect majority shareholder. Dr. Vijay Mallya, the Chairman of the Board of Directors of the Company is also the Chairman of the Board of Directors of UBHL. The Company has inquired of Catamaran as to whether any relationships exist between the shareholders of Holdings and any affiliates of the Company, and has not received a response to such inquiries.

Pursuant to the terms of the Note, the Company promises to pay the principal sum of $500,000 with accrued interest, as described below, to Catamaran within six months following the date of the Note, provided, however that no payment may be made on the Note other than from the receipt by the Company of an equity investment by its majority shareholder (a “Shareholder Investment”), or if the Company has repaid in full certain existing obligations of the Company to MB Financial Bank, an Illinois banking corporation, successor in interest to Cole Taylor Bank (“MB Financial”), pursuant to that certain Credit and Security Agreement dated as of June 23, 2011, as amended by that certain First Amendment, dated as of March 29, 2013 and by that certain Second Amendment, effective January 21, 2015, among MB Financial, the Company and Releta Brewing Company LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Releta”, and together with the Company, the “Borrowers”) (collectively, the “Credit Agreement”).

If the Company is not able to satisfy its obligations on the Note within the six month period following the date of the Note, the Note shall be automatically extended for additional six month terms until the conditions stated above are met. Interest shall accrue from the date of the Note on the unpaid principal at a rate equal to the lesser of (i) one and one-half percent (1.5%) per annum above the prime rate offered from time to time by the Bank of America Corporation in San Francisco, California, or (ii) ten percent (10%) per annum, until the principal is fully paid.

As initially disclosed in the Company’s current report on Form 8-K filed November 15, 2013 (which is incorporated by reference herein), the Company received a letter dated November 11, 2013 from UBHL in which UBHL sets forth its understanding that an investment by UBHL in the Company will allow the Company to reach certain goals. In light of such understanding, UBHL stated its willingness to commit to invest $2,000,000 in the Company in four installments to be paid every six months over a two year period. The letter does not state definitive terms for the proposed investment, but states that UBHL would prefer to receive “ordinary voting stock” as compensation for such investment. Since the date of the letter, there has been no further formal communication between the Company and UBHL regarding such investment. An investment by UBHL, if consummated, might qualify as a Shareholder Investment.

The Note may be prepaid without penalty at the option of the Company; however, no payments on the Note may be made unless such payment qualifies as a Shareholder Investment or certain existing obligations of the Company to MB Financial pursuant to the Credit Agreement have been satisfied in full. The Note may not be amended without the prior written consent of MB Financial.

The foregoing is not intended to be a complete description of the Note and is subject to, and qualified in its entirety by, the full text of the Note which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 8.01. Other Events.

On June 30, 2015, the Company received a letter from MB Financial permitting the Company to obtain loans subject to certain conditions, including that no portion of such loans would be payable until either (a) certain obligations of the Company to MB Financial pursuant to the Credit Agreement were satisfied in full, or (b) such payment is made in an amount not greater than the cash component of a Shareholder Investment. The terms of the letter also allow the Company to repay prior loans received from Catamaran upon the same terms and are otherwise similar to the letters received from Cole Taylor on January 22, 2014, April 24, 2014 and February 5, 2015, which were disclosed in the Company’s current reports on Form 8-K filed on January 28, 2014, April 24, 2014 and February 11, 2015, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Promissory Note of Mendocino Brewing Company, Inc. in favor of Catamaran Services, Inc. dated June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC.
(Registrant)

Date: July 7, 2015	By:	/s/ Yashpal Singh
Yashpal Singh
President & Chief Executive Officer